Pricing Supplement No. 9 dated July 8, 1998           Registration Nos. 33-52571
(To Prospectus Supplement dated November 25, 1997          and 333-38135
   and Prospectus dated November 21, 1997)            Rule 424(b)(3)

                             BANKBOSTON CORPORATION

                                MEDIUM-TERM NOTES

                   Due Nine Months or More from Date of Issue

                              --------------------

     Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated November 25, 1997, relating to Floating Rate Notes.

DTC CUSIP #: 06605 TAG7

Principal Amount:  $300,000,000.00

Issue Date (Settlement Date):  July 14, 1998

Stated Maturity Date:  July 14, 2003

Issue Price:  99.91275% of Principal Amount

Interest Rate(s)
    (Fixed Rate Notes):  N/A

Initial Interest Rate
    (Floating Rate Notes):   5.8375%

Interest Payment Dates:         [  ] June 15 and December 15 of each year.
                                [x] Other:

                                January 14, April 14, July 14 and October 14 of each year, or the next Business Day, commencing October 14, 1998

Record Dates:                   [x ] Fifteenth calendar day (whether or not a
                                Business Day) immediately preceding each
                                Interest Payment Date.


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Interest Rate Basis             [ ] CMT Rate
    (Floating Rate Notes):      [ ] Commercial Paper Rate

                                [ ] Eleventh District Cost of Funds Rate
                                [ ] Federal Funds Rate
                                [x] LIBOR Telerate
                                [ ] LIBOR Reuters
                                [ ] Prime Rate
                                [ ] Treasury Rate
                                [ ] Other:

Interest Calculation
    (Floating Rate Notes):      [x ] Regular Floating Rate Note
                                [ ] Floating Rate/Fixed Rate Note
                                    Fixed Rate Commencement Date:
                                    Fixed Interest Rate:
                                [ ] Inverse Floating Rate Note
                                    Fixed Interest Rate:

Index Maturity
   (Floating Rate Notes):       3 Month LIBOR

Index Currency
(LIBOR Notes):                  U.S. Dollars

Designated LIBOR Page
(LIBOR Notes):                  Telerate 3750

Designated CMT Telerate
Page (CMT Rate Notes):          N/A

Designated CMT Maturity
Index (CMT Rate Notes):         N/A

Prime Rate Notes
(Floating Rate Notes):          N/A

Spread (Plus or Minus)
   (Floating Rate Notes):       Plus .15%

Spread Multiplier
   (Floating Rate Notes):       N/A

Interest Rate Formula
   (Floating Rate Notes):       LIBOR +.15%

                                       2


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Interest Reset Dates
   (Floating Rate Notes):       Quarterly, same as Interest Payment Dates

Interest Determination Dates
   (Floating Rate Notes):       2 London Business Days prior to Interest Reset
                                 Dates

Calculation Agent (if other
   than the Bank)

   (Floating Rate Notes):       N/A
Minimum Interest Rate
   (Floating Rate Notes):       N/A

Maximum Interest Rate
   (Floating Rate Notes):       N/A

Redemption Date(s):             N/A

Initial Redemption Percentage:  N/A

Annual Redemption

   Percentage Reduction:        N/A

Holder's Optional

   Repayment Date(s):           N/A

Day Count Convention

   (Floating Rate Notes):       [  ] 30/360 for the period from _____________ to

                                ----------------.
                                [ x] Actual/360 for the period from
                                     July 14, 1998 to July 14, 2003.

Original Issue
   Discount Note:               [ ] Yes

                                [ x] No

Total Amount of OID:            N/A

Yield to Maturity:              N/A

Interest Accrual Period:        N/A

Default Rate:                   N/A

Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.

                              PURCHASE AS PRINCIPAL

         This Pricing Supplement relates to $300,000,000 aggregate principal amount of Senior Notes that are being purchased, as principal, by Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Securities Inc., Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters"). Subject to certain conditions precedent, the Underwriters have severally but not jointly agreed to purchase from the Corporation the respective amounts of the Senior Notes set forth opposite their names below.

                                                                Principal
                                                                 Amount of
                                                                 Senior
                                                                  Notes

                  Underwriter
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................   75,000,000
BancBoston Securities Inc. ....................................   75,000,000
Credit Suisse First Boston Corporation.........................   75,000,000
Morgan Stanley & Co. Incorporated..............................   75,000,000
                                                                   ----------
                                                                 $300,000,000
                                                                 ------------
                                                                 ------------


     The Underwriters have advised the Corporation that they propose initially to offer the Senior Notes to the public at a public offering price of 99.91275 percent of the principal amount (plus accrued interest, if any, from July 14, 1998), or $299,738,250 in the aggregate. After the initial public offering, the public offering price, concession and discount may be changed. The Underwriters have agreed to reimburse the Corporation for expenses incurred by the Corporation in connection with this offering and certain related expenses.

     The Underwriters will purchase the Senior Notes from the Corporation at the public offering price, less a discount of .45 percent of the principal amount, or $1,350,000 in the aggregate. Accordingly, the net proceeds payable by the Underwriters to the Corporation from the sale of the Senior Notes will be 99.46275% of the principal amount, or $298,388,250, before deduction of expenses payable by the Corporation.


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